Exhibit 99.1

Contacts: Rick Kline IPC Healthcare, Inc. (818) 766-3502	Evan Pondel PondelWilkinson, Inc. (310) 279-5980 epondel@pondel.com

IPC HEALTHCARE, INC. STOCKHOLDERS APPROVE ACQUISITION BY TEAM HEALTH

HOLDINGS, INC.

IPC Healthcare Stockholders Entitled to Receive $80.25 per Share upon Closing of Transaction;

Acquisition on Track for Completion on or around November 23rd

North Hollywood, California—November 17, 2015— IPC Healthcare, Inc. (“IPC”) (NASDAQ:IPCM) today announced that stockholders of IPC formally approved the pending $1.6 billion acquisition of IPC by Team Health Holdings, Inc. Upon completion of the transaction, each share of IPC common stock will convert into the right to receive $80.25 in cash.

“Shareholder approval of the acquisition by Team Health is a reflection of the substantial value created for our investors over the past several years, culminating in this transaction,” said Adam Singer, M.D., chairman and chief executive officer of IPC. “We appreciate the confidence IPC shareholders have placed in our company, and we’re pleased that confidence is being rewarded.”

The transaction remains subject to customary closing conditions, and the companies expect the acquisition will be completed on or around November 23rd in accordance with terms of the Merger Agreement.

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About IPC Healthcare

IPC is a leading national acute hospitalist and post-acute provider group practice company. IPC’s affiliated physicians and other clinical providers practice in over 375 hospitals and 2,025 post-acute care facilities. The Company offers its more than 2,125 employed clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.ipchealthcare.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the words “will,” “expects,” “believes” and words or phrases of similar import. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, without limitation, risks or uncertainties associated with: the satisfaction of the conditions precedent to the consummation of the proposed transaction with Team Health Holdings, Inc., including, without limitation, the receipt of regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings instituted against IPC and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction;

potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction; and other factors described in IPC’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the quarterly period ended September 30, 2015 filed with the U.S. Securities and Exchange Commission (the “SEC”). IPC assumes no obligation to update the information in this communication, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.